CERTIFICATE OF AMENDMENT

TO THE AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION

OF

HUGHES COMMUNICATIONS, INC.

Hughes Communications, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company") does hereby certify:

FIRST: By requisite vote of the Board of Directors of the Company, resolutions were adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Company, declaring such amendment to be advisable and directing that the proposed amendment be submitted to the stockholders for their approval.

SECOND: The following amendment to the Amended and Restated Certificate of Incorporation was approved in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

THIRD: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment, each one share of the Common Stock issued and outstanding as of the close of business on the day prior to the filing of this Certificate of Amendment shall automatically be subdivided into 10,594,978 validly issued, fully paid and non-assessable shares of the Common Stock, without any action by the holder thereof. Each certificate that prior to such combination represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been divided; provided that each person holding of record an Old Certificate shall receive, upon surrender of such Old Certificate, a new certificate or certificates evidencing and representing the number of shares of Common Stock, to which such person is entitled under the foregoing subdivision.

FOURTH: This Certificate of Amendment shall become effective as of February 16, 2006 at 1:00 p.m.

[Execution Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed this 16th day of February, 2006.

HUGHES COMMUNICATIONS, INC.

By: /s/ DEAN A. MANSON

Name:	Dean A. Manson
Title:	Vice President, General Counsel and

Secretary